Exhibit 99.1

908 Devices Reports Fourth Quarter and Full Year 2023 Financial Results and Provides 2024 Revenue Outlook

Fourth quarter 2023 revenue increased 23% compared to prior year, driven by handheld revenue increasing 57%

BOSTON – March 5, 2024 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop devices for chemical and biochemical analysis, today reported financial results for the quarter and full year ended December 31, 2023.

"We made solid progress in 2023 towards our objectives. We have continued to see sustained growth of our handheld devices servicing customers in their efforts to combat the ongoing crisis of counterfeit drugs and opioids. For the full year we saw 28% growth in our handheld revenue and consistent year-over-year growth each quarter. Despite near-term headwinds impacting the life science instrumentation and bioprocessing industries, we launched two additional desktop devices in the Process Analytical Technology (PAT) space, positioning us for accelerated growth as conditions improve," said Kevin J. Knopp, CEO and Co-founder. "We remain focused on expanding our market presence, extending our global reach, leveraging our expanded product portfolios, and overall efficient execution and cash management as we march towards scale and profitability."

Recent Highlights

•	Revenue of $14.4 million for the fourth quarter 2023, increasing 23% compared to the fourth quarter 2022

•	Revenue of $50.2 million for the full year 2023, increasing 7% compared to the full year 2022

o	Handheld revenue increased 28% compared to full year 2022

o	Recurring revenue represented 33% of product and service revenues

•	Ended 2023 with $145.7 million in cash, cash equivalents and marketable securities, consuming $28 million in 2023 and an additional $15 million to pay off remaining debt

•	Expanded international presence with MX908 handheld devices placed in 56 countries as of December 31, 2023, an additional 11 countries from December 31, 2022

•	Announced a collaboration with Cellares, an integrated development and manufacturing company, to adapt our MAVERICK in-line bioprocess analyzer to be compatible with Cellares’ Cell Shuttle system for large-scale cell therapy manufacturing

Fourth Quarter 2023 Financial Results

Revenue was $14.4 million for the three months ended December 31, 2023, a 23% increase over the prior year period. This was primarily driven by an increase in handheld devices revenue. The installed base grew to 2,853 devices with 139 devices placed during the fourth quarter 2023. Recurring revenue represented 33% of total revenues in the quarter.

Gross profit was $7.3 million for the fourth quarter of 2023, compared to $5.9 million for the corresponding prior year period. Gross margin was 51% as compared to 51% for the corresponding prior year period.

Operating expenses were $17.0 million for the fourth quarter of 2023, compared to $16.3 million for the corresponding prior year period. This increase was driven by stock-based compensation and an increase in commission expenses related to handheld revenues, offset in part by a reduction in general operating costs.

Net loss was $7.4 million for the fourth quarter of 2023, narrowing from $9.8 million for the corresponding prior year period. Net loss per share was $0.23 for the fourth quarter of 2023, compared to a net loss per share of $0.31 for the corresponding prior year period.

Full Year 2023 Financial Results

Revenue was $50.2 million for the year ended December 31, 2023, a 7% increase over the prior year period. This was primarily driven by a $8.3 million increase in handheld revenues, offset by a $3.0 million decrease in desktop revenues and a $2.0 million decrease in contract revenues.

Gross profit was $25.3 million for 2023, compared to $26.0 million for the corresponding prior year period. Gross margin was 50% as compared to 56% for the corresponding prior year period.

Operating expenses were $68.1 million for 2023, compared to $61.4 million for the corresponding prior year period.

Net loss was $36.4 million for 2023, compared to $33.6 million for the corresponding prior year period. Net loss per share was $1.13 for 2023, compared to a net loss per share of $1.07 for the corresponding prior year period.

Cash, cash equivalents and marketable securities were $145.7 million as of December 31, 2023 with no debt outstanding.

2024 Guidance

908 Devices expects full year 2024 revenue to be in the range of $52.0 million to $54.0 million, representing 4% to 8% growth over full year 2023.

Webcast Information

908 Devices will host a conference call to discuss the fourth quarter and full year 2023 financial results before market open on Tuesday, March 5, 2024 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is revolutionizing chemical and biochemical analysis with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic sampling and separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

Media Contact:
Barbara Russo
brusso@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue:
Product revenue	$11,436	$8,272	$40,214	$37,499
Service revenue	2,915	2,129	9,645	6,976
Contract revenue	—	1,242	370	2,377
Total revenue	14,351	11,643	50,229	46,852
Cost of revenue:
Product cost of revenue	5,191	4,501	18,428	16,010
Service cost of revenue	1,885	1,161	6,380	4,420
Contract cost of revenue	—	59	99	399
Total cost of revenue	7,076	5,721	24,907	20,829
Gross profit	7,275	5,922	25,322	26,023
Operating expenses:
Research and development	5,444	4,662	21,904	17,526
Selling, general and administrative	11,544	11,598	46,176	43,879
Total operating expenses	16,988	16,260	68,080	61,405
Loss from operations	(9,713)	(10,338)	(42,758)	(35,382)
Other income:
Other income, net	2,282	547	6,148	1,819
Loss from operations before income taxes	(7,431)	(9,791)	(36,610)	(33,563)
Benefit for income taxes	2	—	211	—
Net loss	$(7,429)	$(9,791)	$(36,399)	$(33,563)

Net loss per share attributable to common stockholders	$(0.23)	$(0.31)	$(1.13)	$(1.07)
Weighted average common shares outstanding	32,440,312	31,749,993	32,239,394	31,492,531

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash, cash equivalents and marketable securities	$145,682	$188,422
Accounts receivable, net	8,989	10,033
Inventory	14,938	12,513
Prepaid expenses and other current assets	4,181	4,658
Total current assets	173,790	215,626
Operating lease, right-of-use assets	6,233	3,956
Property and equipment, net	3,342	3,083
Goodwill	10,367	10,050
Intangible, net	7,860	8,488
Other long-term assets	1,389	1,384
Total assets	$202,981	$242,587
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$9,904	$10,244
Deferred revenue	10,629	7,514
Operating lease liabilities	2,016	1,468
Total current liabilities	22,549	19,226
Long-term debt, net of discount and current portion	3,929	15,000
Deferred revenue, net of current portion	8,571	3,040
Other long-term liabilities	2,441	14,722
Total liabilities	37,490	51,988
Total stockholders' equity	165,491	190,599
Total liabilities and stockholders' equity	$202,981	$242,587